UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Activision Blizzard, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

Commencing on June 1, 2020, the following supplemental information will be used in communicating with certain stockholders of Activision Blizzard, Inc.

Dear Stockholder:

Activision Blizzard, Inc. (“we”, the “Company” or “Activision Blizzard”) is holding its 2020 annual meeting of stockholders (the “Annual Meeting”) on June 11, 2020.  On April 24, 2020, we filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with our Annual Meeting, which is available, along with our 2019 annual report to stockholders, at https://materials.proxyvote.com/00507V.

We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors on all proposals.  In particular, we want to request your support by voting “FOR” Proposal 2—the advisory vote to approve our executive compensation, or “say-on-pay”). In deciding how to vote on this proposal, we encourage you to read the relevant portions of our Proxy Statement and consider the supplemental information below.

Overview

One proxy advisory firm, Glass Lewis, has recommended shareholders vote “FOR” our say-on-pay proposal, while another proxy advisory firm, Institutional Shareholder Services (“ISS”), has come to the opposite conclusion. We believe the ISS analysis is faulty and results in an inaccurate picture of our compensation practices because it: (1) relies on an ISS-selected alternate peer group which is irrelevant to our business and the companies with which we compete for talent; (2) continues to insist that stock options are not performance-based compensation; (3) fails to appropriately take into account our conservative and shareholder-favorable approach to granting equity; and (4) places undo emphasis on requested disclosure of competitively sensitive and confidential strategic goals, while giving little credit for the degree of transparency we provide with respect to the financial and strategic goals that drive our annual incentive opportunity.

We also believe the ISS analysis fails to give adequate credit to the Company’s historically strong financial and operational results which continue to this day, even in these historically difficult times. On May 5, 2020, we announced strong first-quarter 2020 results which significantly exceeded our prior outlook and analyst expectations and we also raised our outlook for the rest of the year. As a truly international company driven by creative and technological innovation, Activision Blizzard’s people are our most important asset. The attraction, retention and motivation of top talent is among the greatest of our challenges because the demand for this talent is enormous and the supply is miniscule. The compensation paid to our executive officers allows us to attract, retain, and motivate the key executive talent necessary for our long-term success and track record of creating shareholder value. This includes the compensation paid to the named executive officers included in the “Summary Compensation Table” in our Proxy Statement (our “NEOs”), including the compensation paid to our chief executive officer, Robert A. Kotick, under his employment agreement with us, dated as of October 1, 2016, which has been the subject of detailed disclosures for many years, including prior periods during which ISS supported our say-on-pay proposal.

Selection of Peer Group

Our Compensation Committee thoughtfully constructs a peer group of companies in the following categories: companies with whom we compete for talent; companies which participate within our industry sector; companies in adjacent industries; companies with comparable business models and organizational complexity; companies with comparable geographic footprints; and/or companies with comparable annual revenues and/or market capitalization. In evaluating our executive compensation program, the Compensation Committee utilizes compensation data obtained from SEC filings made by companies in our peer group, including compensation elements of the named executive officers of those companies, company-wide equity usage rates, and potential dilution from equity plans, to inform our own compensation practices. Among this peer group, our market capitalization approximated the 53rd percentile as of March 2019, when we conducted our primary 2019 pay review for executives.

ISS formulated its report and analysis, in meaningful part, by unilaterally selecting an alternate, faulty peer group consisting of additional irrelevant companies, such as Sinclair Broadcast Group (“Sinclair”), Nexstar Media Group, Inc. (“Nexstar”) and Cinemark Holdings, Inc. (“Cinemark”), and the removal of highly relevant companies, such as Netflix, Inc (“Netflix”) and ViacomCBS Inc. (“ViacomCBS”). Use of this alternate peer group then inappropriately skewed certain of ISS’ quantitative pay comparisons versus the ISS-selected peer group, which in turn contributed to ISS’ failure to support our say-on-pay proposal. During the prior five years, our total shareholder return (“TSR”) was 195%, while the median TSR of the seven companies selected by ISS was -30% and the mean TSR of the same seven selected companies during the same period of time was a meager 26%, approximately 1/7th of our TSR.

Our Compensation Committee does not consider companies which are irrelevant to our business or our marketplace for talent for inclusion in our peer group, even if such companies are in Activision Blizzard’s or our selected comparator’s 8- or 6-digit Global Industry Classification Standard (GISC) group (which is a fundamental filter blindly relied on in ISS’ compilation of a pay benchmarking peer group). For example, the Compensation Committee does not consider television broadcast businesses focused on local US markets primarily with traditional sports and news programming, such as Sinclair and Nexstar, to be comparators, as they do not compete globally, they are not in the business of creating world class creative content, and they are not at the forefront of digital innovation. Nor does the Compensation Committee consider a company which owns physical movie theaters and exhibits movies, such as Cinemark, to bear any relationship to Activision Blizzard’s business, because it does not create high quality content nor distribute that content digitally. This is particularly the case for such companies with market capitalizations which are significantly smaller than Activision Blizzard’s, such as Sinclair, Nexstar and Cinemark. For context, our market capitalization exceeds $50 billion, while the market capitalization of each of these three companies in less than $4 billion and less than $2 billion in the case of two of these companies (Sinclair’s is approximately $1.5 billion, Cinemark’s is approximately $1.8 billion and Nexstar’s is approximately $3.8 billion). We do not recruit executives from these companies and never have.

Our Compensation Committee does, however, consider a company like Netflix, to be a key comparator since Activision Blizzard and Netflix are both in the business of creating and distributing digital entertainment and, in fact, we compete and have competed with Netflix for key executive talent, including a previous NEO. ISS’ deletion of Netflix is a glaring error given the business model comparability and this recent history. Similarly, our Compensation Committee considers ViacomCBS Inc. to be a direct competitor for talent and, as such, a comparator, as it relies on employees with many of the same creative or technical skills as Activision Blizzard. ISS has previously included Netflix and the predecessor companies to ViacomCBS in its peer group for purposes of say on pay for Activision Blizzard and we do not believe any circumstances have changed to warrant their removal from our peer group. We also believe that ISS currently includes Activision Blizzard as part of the alternate peer group it selected for Netflix and ViacomCBS, but ISS did not include Activision Blizzard in its alternate peer group for the much smaller Sinclair, Nexstar and Cinemark. We believe this inconsistent approach clearly highlights the shortcomings in ISS’ selection of peers.

Challenging Strategic Objectives Underlying the Annual Cash Bonus Opportunities for Our Executives Under Our Corporate Annual Incentive Plan (“CAIP”)

In March 2019, our Compensation Committee established the financial and strategic objectives underlying 2019 CAIP opportunities. For each NEO, 60% of his or her target opportunity under the CAIP for 2019 was based on operating income, earnings per share, and/or free cash flow. The remaining 40% of the target opportunity for each NEO under the CAIP for 2019 was based on strategic priorities established by the Compensation Committee for the year that were tailored to the executive officer’s role with the Company. Actual performance at the end of the year was assessed against the objectives established by our Compensation Committee at the beginning of 2019, audited by our internal auditors, and presented for review and approval to our Compensation Committee. Performance against the strategic objectives set for our executives ranged from 46% to 100% of target. CAIP bonus payouts for 2019 directly reflect performance against those specific objectives, including any shortcomings in goal achievement. As such, for 2019, Mr. Kotick received a CAIP-related payout equal to 82% of his target bonus.

The Compensation Committee believes that the use of strategic objectives, in addition to financial objectives, allows us to incent the specific behaviors the Compensation Committee thinks are most critical to the Company’s success, thus best aligning the interests of our executive officers with the Company’s strategic priorities.

As already disclosed, these objectives generally fell into the following categories:

●	attracting, retaining and motivating top talent;

●	cultivating new business opportunities and expanding existing ones;

●	delivering production and development milestones; and

●	increasing productivity.

ISS has faulted us for not disclosing more detail, but we believe that disclosing the specific strategic objectives could affect us adversely by, for example, providing confidential information on business operations and forward-looking strategic plans to our customers and competitors which could result in substantial competitive harm. We can only infer that ISS dislikes specific strategic objectives such as ours based on the faulty premise that bonus determinations associated with these goals are discretionary and more likely to be evaluated to have been achieved above-target. However, Activision Blizzard’s precedent in each of the past four years has been precisely the opposite—the great majority of the ratings associated with the strategic objectives of our top executives in these years have been lower than the composite ratings associated with the financial goals.

Performance Alignment via our Equity Awards

Our equity incentive awards are intended to drive long-term shareholder value creation, create alignment with stockholders’ interests and encourage retention of key executives. During 2019, equity awards to our NEO generally consisted of:

●	performance-based vesting restricted share units (“PSUs”), which are designed to incentivize our executives to achieve specific performance objectives that align with our multi-year business strategy; and

●	stock options, which directly align an executive’s interests to those of our stockholders, since any financial gain is directly dependent upon appreciation in the value of our Common Stock and, as such, squarely link executive pay with Company performance.

We believe a combination of PSUs and stock options appropriately balances the various objectives of the equity incentive program because it promotes long-term value creation critical to driving TSR, directly aligns executive compensation with stockholder interests through share ownership, and encourages our key executives to remain engaged with our organization through the vesting date of the awards, which is typically a multi-year period. We strongly disagree with ISS’ assertion that stock options are not performance-based awards.

Our use of equity results in a strong pay-for-performance alignment. In 2019, 94% of our CEO’s total compensation was performance-based, including 64% being derived from stock options.

Conservative Equity Granting Practices

While we believe that equity awards are an important part of our compensation program, we continue to be very judicious in the granting of equity awards to our employees. Our average “burn rate” over the last three years was 1.8% and ranks among the bottom third of our peer group. Our burn rate is calculated as the total number of shares subject to awards we granted in a year, adjusting full-value awards based on a stock price volatility premium, divided by our basic weighted average common shares outstanding for that year. The average burn rate of the companies comprising our peer group for that similar period ranges from 0.5% to 5.6%, with a median of 2.8%.

For the foregoing reasons we firmly believe ISS’ recommendation against our say-on-pay proposal is unwarranted and we ask that you vote FOR the advisory vote on compensation paid to our named executive officers.